EXHIBIT 99.1

LHC Group Appoints National Healthcare Veteran Teri G. Fontenot to Board of Directors

LAFAYETTE, La., Jan. 29, 2019 (GLOBE NEWSWIRE) -- LHC Group, Inc. (NASDAQ: LHCG) announced today that it has appointed Teri G. Fontenot to the Board of Directors, effective March 1, 2019. Ms. Fontenot, who will serve as an independent director on the Company’s Audit and Clinical Quality Committees, replaces Tyree G. Wilburn, who will be serving on the Company’s Transitional Advisory Council.

Ms. Fontenot is currently a member of the board of directors of Amerisafe and was previously a director of Landauer until its acquisition in 2017, serving on the audit and governance committees of both publicly listed companies. Ms. Fontenot is also a member of the American College of Healthcare Executives Board of Governors and the American Hospital Association’s Center for Health Innovation Advisory Board as well as a number of local and state boards. She has also previously served as Chair of the American Hospital Association, Chair of the Audit Committee of the Federal Reserve Bank Sixth District – Atlanta Board, and Chair of the Audit Committee of the Capital One/Hibernia Mutual Funds Board, among others.

Ms. Fontenot has served for 27 years in numerous roles at Woman’s Hospital in Baton Rouge, the largest birthing and neonatal intensive care health system in Louisiana and the 16th largest obstetric service in the country. She has been President and Chief Executive Officer since 1996 after having previously served as Executive Vice President, Chief Operating Officer and Chief Financial Officer. Prior to that time, she served as Chief Financial Officer for hospitals in Louisiana and Florida from 1982 to 1991.

Keith G. Myers, LHC Group’s Chairman and Chief Executive Officer, noted, “Teri’s healthcare board and community leadership experience with local, state and national organizations is extensive and will be an invaluable resource to LHC Group’s shareholders, employees and joint venture partners. Teri is highly respected as a leader and advocate for the healthcare industry and has a passion for corporate governance that has extended to her service on two public company boards.”

Ms. Fontenot added, “Throughout my career in healthcare, I have experienced firsthand the positive impact LHC Group can have on patients, families and communities. It is an honor to join a team that has a long track record of industry leading quality, a national platform with significant scale to address continued needs within post-acute care on behalf of all stakeholders and an industry that is increasingly recognized as an indispensable partner. I am excited to add my diversified governance experience to such a distinguished board of directors.”

Commenting on Mr. Wilburn’s new role with LHC Group, Myers said, “We are grateful for Tyree’s 22 years of service to the Almost Family board and for his continued insight and strategic counsel to LHC Group.”

About LHC Group, Inc.
LHC Group, Inc. is a national provider of in-home healthcare services and innovations, providing quality, value-based healthcare to patients primarily within the comfort and privacy of their home or place of residence. LHC Group’s services cover a wide range of healthcare needs for patients and families dealing with illness, injury, or chronic conditions. The company’s 32,000 employees deliver home health, hospice, home and community based services, and facility-based care from 780 locations in communities in 36 states. Through its healthcare innovations business, LHC Group drives increased utilization of home healthcare and enhances patient and caregiver engagement. LHC Group is the preferred in-home healthcare partner for 330 leading hospitals around the country.

Forward-looking Statements
Certain statements and information in this press release may be deemed to contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, and all statements, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. These statements are often characterized by terminology such as “believe”, “hope”, “may”, “anticipate”, “should”, “intend”, “plan”, “will”, “expect”, “estimate”, “project”, “positioned”, “strategy” and similar expressions, and are based on assumptions and assessments made by LHC Group’s management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and LHC Group undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments, and business decisions to differ materially from forward-looking statements are described in LHC Group’s most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, including the sections entitled “Risk Factors”, as well LHC Group’s current reports on Form 8-K, filed with the Securities and Exchange Commission.

Contacts:

Investor Relations
Eric Elliott
Senior Vice President of Finance
(337) 233-1307
Eric.Elliott@lhcgroup.com

Media Relations
Mark Willis
Chief Communications Officer
(337) 769-0673
Mark.Willis@lhcgroup.com

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The photo is also available via AP PhotoExpress.